Prospectus Supplement No. 5	Filed pursuant to Rule 424(b)(3)
(To Prospectus dated July 2, 2026)	Registration No. 333-296944

Wheeler Real Estate Investment Trust, Inc.
This is Prospectus Supplement No. 5 (this “Prospectus Supplement”) to our Prospectus, dated July 2, 2026 (the “Prospectus”), relating to the issuance from time to time by Wheeler Real Estate Investment Trust, Inc. of up to 100,090,365 shares of our common stock, par value $0.01 (“Common Stock”). Terms used but not defined in this Prospectus Supplement have the meanings ascribed to them in the Prospectus.

We have attached to this Prospectus Supplement our Current Report on Form 8-K filed on August 5, 2026. The attached information updates and supplements, and should be read together with, the Prospectus, as supplemented from time to time.

Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 5, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
  CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): July 30, 2026
 WHEELER REAL ESTATE INVESTMENT TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35713	45-2681082
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2529 Virginia Beach Blvd. Virginia Beach, VA	23452
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (757) 627-9088
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	WHLR	Nasdaq Capital Market
Series B Convertible Preferred Stock	WHLRP	Nasdaq Capital Market
Series D Cumulative Convertible Preferred Stock	WHLRD	Nasdaq Capital Market
7.00% Subordinated Convertible Notes due 2031	WHLRL	Nasdaq Capital Market

Item 3.02 Unregistered Sales of Equity Securities

On July 29, 2026, Wheeler Real Estate Investment Trust, Inc. (the “Company”) agreed to issue seven shares of its common stock, $0.01 par value per share (the “Common Stock”), to an unaffiliated holder of the Company’s securities (the “July 29 Investor”) in exchange for one share of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock” ). The transaction involved the issuance of seven shares of Common Stock in exchange for one share of Series B Preferred Stock. The transaction settled in accordance with customary settlement cycles.

On July 30, 2026, the Company agreed to issue an aggregate amount of 150,030 shares of Common Stock to three unaffiliated holders of the Company’s securities (together, the “July 30 Investors”) in six separate exchanges for an aggregate amount of 15,003 shares of the Series B Preferred Stock. These transactions each involved the issuance of ten shares of Common Stock in exchange for one share of Series B Preferred Stock. The transactions settled in accordance with customary settlement cycles.

On July 31, 2026, the Company agreed to issue an aggregate amount of 387,937 shares of Common Stock to four unaffiliated holders of the Company’s securities ( together, the “July 31 Investors”) in four separate exchanges for an aggregate amount of 20,339 shares of the Series B Preferred Stock and 2,246 shares of the Company's Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Stock” and, together with the Series B Preferred Stock, the “Preferred Stock”). Two transactions each involved the issuance of 13 shares of Common Stock in exchange for one share of Series B Preferred Stock. Two transactions each involved the issuance of one hundred seven shares of Common Stock in exchange for four shares of Series B Preferred Stock and one share of Series D Preferred Stock. The transactions settled in accordance with customary settlement cycles.

On August 3, 2026, the Company agreed to issue an aggregate amount of 208,900 shares of Common Stock to four unaffiliated holders of the Company’s securities ( together, the “August 3 Investors”) in four separate exchanges for an aggregate amount of 10,300 shares of the Series B Preferred Stock and 700 shares of the Series D Preferred Stock. Three transactions each involved the issuance of 16 shares of Common Stock in exchange for one share of Series B Preferred Stock. One of the transactions involved the issuance of one hundred twenty-seven shares of Common Stock in exchange for four shares of Series B Preferred Stock and one share of Series D Preferred Stock. The transactions settled in accordance with customary settlement cycles.

On August 4, 2026, the Company agreed to issue 255,500 shares of Common Stock to an unaffiliated holder of the Company’s securities (the “August 4 Investor”) in exchange for 7,000 shares of the Series B Preferred Stock and 1,750 shares of the Company's Series D Preferred Stock. The transaction involved the issuance of one hundred forty-six shares of Common Stock in exchange for four shares of Series B Preferred Stock and one share of Series D Preferred Stock. The transaction settled in accordance with customary settlement cycles.

Prior to the transaction of July 30, 2026, the Company issued, on July 29, 2026, shares of Common Stock that constituted less than 5% of the number of outstanding shares of Common Stock, and therefore disclosure of such transaction under Item 3.02 was not required at that time.

The Company did not receive any cash proceeds in these transactions, and the shares of the Preferred Stock exchanged have been retired and cancelled.

The Company issued the Common Stock to the July 29 Investor, the July 30 Investors, the July 31 Investors, the August 3 Investors and the August 4 Investor (together, the "Investors") in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), contained in Section 3(a)(9) of the Securities Act on the basis that the issuance of Common Stock to the Investors constituted an exchange with existing holders of the Company’s securities, and no commission or other remuneration was paid or given directly or indirectly for soliciting such transactions.

This Current Report on Form 8-K does not constitute an offer to exchange any securities of the Company for the Common Stock, the Series D Preferred Stock, the Series B Preferred Stock or other securities of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ M. Andrew Franklin
Name: M. Andrew Franklin
Title: Chief Executive Officer and President

Dated: August 5, 2026